Exhibit 99.1
McKESSON REPORTS FISCAL 2007 SECOND QUARTER RESULTS
•	Revenues of $22.4 billion, up 5%.
•	Net income of $229 million, up 37%, and diluted EPS of 75 cents, up 42%.
•	Income from continuing operations of $200 million, excluding adjustments to Securities Litigation reserves, up 32%.
•	Diluted EPS from continuing operations of 66 cents, excluding adjustments to Securities Litigation reserves, up 38%.
•	Fiscal 2007 outlook raised: diluted EPS from continuing operations of $2.65 to $2.75 per share, excluding adjustments to Securities Litigation reserves.
SAN FRANCISCO, October 31, 2006 — McKesson Corporation (NYSE: MCK) today reported that revenues for the second quarter ended September 30, 2006, were $22.4 billion, an increase of 5% from $21.3 billion in the second quarter a year ago. Second quarter net income was $229 million, up 37% from $167 million a year ago, and diluted earnings per share was 75 cents, up 42% from 53 cents a year ago. Second quarter income from continuing operations was $200 million, up 32% from $152 million a year ago, excluding adjustments to Securities Litigation reserves, and diluted earnings per share from continuing operations was 66 cents, up 38% from 48 cents a year ago, excluding adjustments to Securities Litigation reserves.
     Second quarter results included an after-tax loss from discontinued operations of $58 million or 19 cents per diluted share, primarily associated with the previously announced sale of McKesson’s acute care medical-surgical business. Positive adjustments to Securities Litigation reserves in the second quarter results totaled $87 million or 28 cents per diluted share, primarily due to a previously announced credit to income tax expense.

     “Our goal is to execute well and deliver operating margin rate expansion across McKesson, and in the second quarter, operating profit growth exceeded revenue growth in all three segments,” said John H. Hammergren, chairman and chief executive officer. “Pharmaceutical Solutions revenues grew at the rate of market growth, adjusted for our mix of business, and operating margin rate expanded as we continued to provide additional value-adding products and services to customers and leverage our scale. In Medical-Surgical Solutions, we achieved solid revenue growth and margin expansion while beginning the process of reorganizing our business to focus on the higher-growth, higher-margin alternate site sector of the market. The need for information technology solutions to improve the quality and efficiency of healthcare is driving strong market demand and revenue growth in Provider Technologies, and we continue to accelerate implementations, which drives increased profitability.”
     During the second quarter of Fiscal 2007, McKesson repurchased $372 million of common stock and has $345 million remaining on the previous share repurchase authorization. Over the past six quarters, cumulative share repurchases exceed $1.6 billion. Cash flow from operations for the first six months was $685 million, and McKesson ended the quarter with a cash balance of $2.3 billion and a gross debt-to-capital ratio of 14%.
Segment Results
     Pharmaceutical Solutions revenues were up 5% for the second quarter compared to the second quarter a year ago. The second quarter had one fewer selling day in U.S. pharmaceutical distribution compared to a year ago, which reduced U.S. Healthcare direct distribution and warehouse sales revenues by 1.5%. Canadian revenues increased 13%, including a positive currency impact of 8%.
     Pharmaceutical Solutions gross profit of $650 million was up 15% from $565 million in the second quarter a year ago, resulting from an increased mix of higher-margin generic products, stabilization of sell margin to customers and a $10 million anti-trust settlement credit.

     Pharmaceutical Solutions operating expenses were up 4% from the second quarter a year ago, below the growth rate of revenues, primarily due to continued overall cost control and efficiency programs. Operating profit of $324 million was up 29% compared to $252 million a year ago, reflecting the impact of the gross profit increase and expense leverage. Pharmaceutical Solutions operating profit as a percentage of revenues was 1.52% in the second quarter compared to 1.24% in the second quarter a year ago.
     “We continue to expand our offering of products and services to help our pharmacy customers operate more effectively and profitably,” said Hammergren. “For example, over the past four months, there have been a number of major branded-to-generic drug conversions. We acted quickly to provide these new lower-cost generic drugs to our customers, benefiting them, consumers and payors.”
     Medical-Surgical Solutions results for the first time reflect the sale of the company’s acute care medical-surgical business, results of which are reported as a discontinued operation. Revenues from continuing operations of $580 million were up 14% in the second quarter compared to the second quarter a year ago, reflecting strong growth from our customer base comprising physician offices, clinics, surgery centers, nursing homes and home healthcare, and from the acquisition of Sterling Medical in the first quarter. Operating profit in the quarter was up 15% to $23 million. Operating profit as a percentage of revenues was 3.97% in the second quarter, up from 3.94% in the second quarter a year ago.
     In Provider Technologies, revenues for the second quarter were $440 million, up 22% compared to the second quarter a year ago. Software and software systems revenues increased 41%, driven by continued strong demand for clinical software, imaging solutions and automation systems, and more rapid installations.

     Operating expenses were up 26% in the quarter due primarily to previously disclosed acquisitions, investments in new product development and sales force expansion. Operating profit in the quarter was up 27% to $33 million. Operating margin rate was 7.50% for the second quarter compared to 7.22% a year ago.
     “We continue to have strong revenue growth in Provider Technologies, reflecting market demand, the market’s response to the value of our solutions and our focus on reducing time to installation,” Hammergren said. “Operating profit was up even more strongly than revenues, an especially impressive performance as we ramp up investments to increase market penetration and drive future growth. We plan to continue to invest in R&D, sales expansion and our promising physician office and consumer-directed healthcare solutions to take advantage of the positive trends in the market and our favorable position.”
Outlook
     “I’m very pleased with our results for the year-to-date and the momentum we take into the remainder of the year,” Hammergren said. “We are focused on creating additional shareholder value through strong operating performance combined with a balanced, disciplined use of capital, including targeted acquisitions, investments to drive growth and profit margin expansion, share repurchases and dividends.”
     “Based on our year-to-date results and the continued progress across our business, we are raising our guidance. For the fiscal year ending March 31, 2007, McKesson expects to earn between $2.65 and $2.75 per fully diluted share from continuing operations excluding adjustments to our Securities Litigation reserves.”
Corporate and Financial Highlights
     The second quarter of Fiscal 2007 included the following:
•	Target Stores, a McKesson customer since 1994, renewed its prime vendor agreement with us.

•	Sales of our proprietary OneStop generics program for retail pharmacies increased 67% in the second quarter, driven in part by the inclusion of many former D&K Healthcare Resources customers into the program.
•	Since July 1, our Health Mart franchise count increased from 350 stores to 850 stores, making it the largest independent domestic pharmacy franchise network. We expect to see continued expansion of Health Mart as additional retail independent customers learn the value of this unique program.
•	Pharmaceutical Solutions operating profit included a $10 million LIFO credit in the second quarter both this year and last year.
•	McKesson and the TriZetto Group, Inc., reached a patent litigation settlement and licensing agreement that includes a royalty fee of $15 million paid by TriZetto to McKesson in two installments. McKesson expects to begin recognizing the fee ratably over four years beginning in the third quarter of Fiscal 2007.
•	Second quarter results included $16 million in pre-tax share-based compensation expense associated with the FAS123R requirement that took effect for the company this fiscal year. We now believe that our FAS 123R expense will approximate $0.10 to $0.12 per diluted share for 2007, or an increase of $0.02 per diluted share from our previous expectations. Our share-based compensation is affected by a number of variables including changes in our stock price, levels of grants, forfeiture rates and the attainment of performance goals. As a result, there could continue to be variability in this expense through the remainder of the year.

•	Results from discontinued operations totaled an after-tax loss of $58 million, or 19 cents per diluted share, including an after-tax loss of $67 million for our acute care medical-surgical business sold in September, a $5 million after-tax gain on the sale of a former D&K subsidiary and an after-tax gain of $4 million for payment of a previously reserved loan associated with a business sold in 2003.
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: adverse resolution of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including changes in government regulations and the impact of potential future mandated benefits; competition; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental and manufacturers’ efforts to regulate or control the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in the availability or pricing of generic drugs; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s internally used or externally sold software and software systems, or the slowing or deferral of demand or extension of the sales cycle for external software products; continued access to third-party licenses for software and the patent positions of the company’s proprietary software; the company’s ability to meet performance requirements in its disease management programs; the adequacy of insurance to cover liability or loss claims; new or revised tax legislation; foreign currency fluctuations or disruptions to foreign operations; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP) and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation (NYSE: MCK) is a Fortune 16 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 173-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
###
CONTACT:
Larry Kurtz, 415-983-8418
(Investors and Financial Press)
larry.kurtz@mckesson.com
Kate Rohrbach 415-983-9023
(Business and Trade Media)
kate.rohrbach@mckesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended September 30,			Six Months Ended September 30,
	FY07	FY06	Chg.	FY07	FY06	Chg.
Revenues	$22,386	$21,253	5%	$45,701	$41,953	9%

Cost of sales	21,362	20,385	5	43,681	40,189	9

Gross profit	1,024	868	18	2,020	1,764	15

Operating expenses	724	642	13	1,448	1,232	18
Securities Litigation charge (credit), net	(6)	—	—	(6)	52	—

Total operating expenses	718	642	12	1,442	1,284	12

Operating income	306	226	35	578	480	20

Interest expense	(22)	(22)	—	(45)	(47)	(4)
Other income, net	32	35	(9)	67	62	8

Income from continuing operations before income taxes	316	239	32	600	495	21

Income taxes (1)	(29)	(87)	(67)	(129)	(177)	(27)

Income from continuing operations	287	152	89	471	318	48

Discontinued operations, net (2)	(58)	15	—	(58)	20	—

Net income	$229	$167	37	$413	$338	22

Earnings per common share (3)
Diluted (4)
Continuing operations (5)	$0.94	$0.48	96%	$1.54	$1.02	51%
Discontinued operations	(0.19)	0.05	—	(0.19)	0.06	—

Total	$0.75	$0.53	42	$1.35	$1.08	25

Basic
Continuing operations	$0.96	$0.49	96%	$1.57	$1.04	51%
Discontinued operations	(0.19)	0.05	—	(0.19)	0.07	—

Total	$0.77	$0.54	43	$1.38	$1.11	24

Shares on which earnings per common share were based
Diluted	305	316	(3)%	307	315	(3)%
Basic	298	308	(3)	300	305	(2)

(1)	Income tax expense for 2007 includes an $83 million credit to reverse previously recorded Securities Litigation tax reserves.

(2)	In the second quarter of 2007, we sold our Acute Care business, which was previously included in our Medical-Surgical Solutions segment, and a small Pharmaceutical Solutions’ segment business. Financial results for these businesses have been presented as discontinued operations. Results for our 2007 discontinued operations include the write-off of $79 million of goodwill allocated to the sale of the Acute Care business, none of which is tax deductible.

(3)	Certain computations may reflect rounding adjustments.

(4)	For the six months ended September 30, 2005, interest expense, net of related income taxes, of $1 million has been added to net income for purposes of calculating diluted earnings per share. This adjustment reflects the impact of the Company’s potentially dilutive obligations.

(5)	Diluted earnings per share from continuing operations, excluding the impact of our Securities Litigation, are as follows (a):

		Quarter Ended September 30,			Six Months Ended September 30,
		FY07	FY06	Chg.	FY07	FY06	Chg.
Income from continuing operations — as reported		$287	$152	89%	$471	$318	48%

Exclude:	Securities Litigation charge (credit), net	(6)	—	—	(6)	52	—
	Income taxes on charge (credit), net	2	—	—	2	(17)	—
	Income tax reserve reversals	(83)	—	—	(83)	—	—

		(87)	—	—	(87)	35	—

Income from continuing operations, excluding the Securities Litigation charge (credit), net		$200	$152	32%	$384	$353	9%

Diluted earnings per common share from continuing operations, excluding the Securities Litigation charge (credit), net (4)		$0.66	$0.48	38%	$1.25	$1.12	12%

(a)	These pro forma amounts are non-GAAP measures. The Company uses these measures internally and consider these results to be useful to investors as they provide the most relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended September 30,				Six Months Ended September 30,
	FY07	FY06	Chg.		FY07	FY06	Chg.
REVENUES
Pharmaceutical Solutions
U.S. Healthcare direct distribution & services	$13,232	$12,719	4%		$26,710	$25,027	7%
U.S. Healthcare sales to customers’ warehouses	6,483	6,199	5		13,577	12,277	11

Subtotal	19,715	18,918	4		40,287	37,304	8
Canada distribution & services	1,651	1,467	13		3,401	2,954	15

Total Pharmaceutical Solutions	21,366	20,385	5		43,688	40,258	9

Medical-Surgical Solutions	580	508	14		1,157	985	17

Provider Technologies
Software & software systems	93	66	41		172	128	34
Services	311	259	20		608	513	19
Hardware	36	35	3		76	69	10

Total Provider Technologies	440	360	22		856	710	21

Revenues	$22,386	$21,253	5		$45,701	$41,953	9

GROSS PROFIT
Pharmaceutical Solutions	$650	$565	15		$1,293	$1,159	12
Medical-Surgical Solutions	166	142	17		331	282	17
Provider Technologies	208	161	29		396	323	23

Gross profit	$1,024	$868	18		$2,020	$1,764	15

OPERATING EXPENSES
Pharmaceutical Solutions	$333	$321	4		$695	$621	12
Medical-Surgical Solutions	144	123	17		287	242	19
Provider Technologies	177	140	26		333	273	22
Corporate	70	58	21		133	96	39

Subtotal	724	642	13		1,448	1,232	18
Securities Litigation charge (credit), net	(6)	—	—		(6)	52	—

Operating expenses	$718	$642	12		$1,442	$1,284	12

OTHER INCOME, NET
Pharmaceutical Solutions	$7	$8	(13)		$19	$16	19
Medical-Surgical Solutions	1	1	—		1	1	—
Provider Technologies	2	5	(60)		5	7	(29)
Corporate	22	21	5		42	38	11

Other income, net	$32	$35	(9)		$67	$62	8

OPERATING PROFIT
Pharmaceutical Solutions	$324	$252	29		$617	$554	11
Medical-Surgical Solutions	23	20	15		45	41	10
Provider Technologies	33	26	27		68	57	19

Operating profit	380	298	28		730	652	12
Corporate	(48)	(37)	30		(91)	(58)	57
Securities Litigation (charge) credit, net	6	—	—		6	(52)	—

Income from continuing operations before interest expense and income taxes	$338	$261	30		$645	$542	19

STATISTICS
Operating profit as a % of revenues
Pharmaceutical Solutions	1.52%	1.24%	28	bp	1.41%	1.38%	3	bp
Medical-Surgical Solutions	3.97%	3.94%	3		3.89%	4.16%	(27)
Provider Technologies	7.50%	7.22%	28		7.94%	8.03%	(9)

Return on Stockholders’ Equity (1)	14.0%	(1.3%)	—

(1)	Ratio is computed as the sum of net income (loss) for the last four quarters, divided by the average of stockholders’ equity for the last five quarters. Ratio includes our after-tax Securities Litigation charges and credits.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30,	March 31,
	2006	2006
ASSETS
Current Assets
Cash and cash equivalents	$2,254	$2,139
Restricted cash	981	962
Receivables, net	5,983	6,247
Inventories	7,791	7,127
Prepaid expenses and other	293	522

Total	17,302	16,997
Property, Plant and Equipment, net	634	663
Capitalized Software Held for Sale, net	150	139
Goodwill	1,696	1,637
Other Intangibles, net	132	116
Other Assets	1,565	1,409

Total Assets	$21,479	$20,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$10,426	$9,944
Deferred revenue	813	827
Current portion of long-term debt	25	26
Securities Litigation	1,002	1,014
Other	1,664	1,679

Total	13,930	13,490
Postretirement Obligations and Other Noncurrent Liabilities	669	599
Long-Term Debt	959	965
Stockholders’ Equity	5,921	5,907

Total Liabilities and Stockholders’ Equity	$21,479	$20,961

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Six Months Ended September 30,
	FY07	FY06
OPERATING ACTIVITIES
Net income	$413	$338
Discontinued operations, net of income taxes	58	(20)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	139	125
Securities Litigation charge (credit), net	(6)	52
Deferred taxes	70	111
Other non-cash items	(15)	(9)

Total	659	597

Effects of Changes In:
Receivables	256	58
Inventories	(635)	262
Drafts and accounts payable	454	1,090
Deferred revenue	12	101
Taxes	33	12
Securities Litigation settlement payments	(6)	(69)
Proceeds from sale of notes receivable	—	28
Other	(88)	(77)

Total	26	1,405

Net cash provided by operating activities	685	2,002

INVESTING ACTIVITIES
Property acquisitions	(51)	(82)
Capitalized software expenditures	(86)	(65)
Acquisitions of businesses, less cash and cash equivalents acquired	(95)	(573)
Proceeds from sales of businesses	175	63
Other	(38)	5

Net cash used in investing activities	(95)	(652)

FINANCING ACTIVITIES
Repayment of debt	(8)	(20)
Capital stock transactions:
Issuances	191	282
Share repurchases	(658)	(289)
ESOP notes and guarantees	7	9
Dividends paid	(36)	(36)
Other	29	(101)

Net cash used in financing activities	(475)	(155)

Net increase in cash and cash equivalents	115	1,195
Cash and cash equivalents at beginning of period	2,139	1,800

Cash and cash equivalents at end of period	$2,254	$2,995